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                                                                    EXHIBIT 99.1



               MEGO FINANCIAL CORP. ANNOUNCES PRIVATE PLACEMENT

Las Vegas, Nevada - December 13, 2001 - Mego Financial Corp (NASDAQ: MEGO) announced today that the Company has entered into an agreement with an investor, LC Acquisition Corp., of New York, NY, for the purchase by the investor from the Company of 750,000 shares of its common stock at $4.00 per share, the purchase price of which is to be paid by LC Acquisition Corp. through the surrender of a $3 million note previously issued to LC Acquisition Corp. by the Company under a short-term financing arrangement. In addition, LC Acquisition Corp. has entered into an agreement with certain officers and directors consisting of Robert E. Nederlander, Jerome J. Cohen, Herbert B. Hirsch, John McConnaughy, Jr., affiliates of Eugene Schuster and certain other affiliated shareholders, for the purchase by LC Acquisition Corp. from these officers, directors and other shareholders of an aggregate of 1,269,634 shares of the Company's common stock at a price of $4.00 per share. The Company has also entered into an agreement with Doerge Capital Management, a division of Balis, Lewittes and Coleman, Inc., a broker dealer and a member of the National Association of Securities Dealers, Inc., of Chicago, Illinois, for the purchase of 500,000 shares of the Company's common stock at $4.00 per share. None of the shares of common stock that are being issued and/or sold have been registered under the Securities Act of 1933 and they may not be offered or sold in the United States absent registration or an applicable exemption from such registration. The consummation of all of the aforementioned agreements is conditioned on approval by the Company's shareholders.

     In addition, the Company's Board of Directors and a Special Committee of the Board of Directors formed to evaluate the transaction approved the replacement of Robert E. Nederlander as Chief Executive Officer of the Company and Jerome J. Cohen as President of the Company and President and Chief Executive Officer of Preferred Equities Corporation, the Company's wholly-owned subsidiary, with Floyd W. Kephart, a designee of LC Acquisition Corp. Mr. Nederlander has retained his Chairman position with the Company and Mr. Cohen was elected Vice President and appointed Vice Chairman of the Board of Directors of both the Company and Preferred Equities Corporation. If the transaction is not completed, Mr. Kephart will immediately resign from his positions and Messrs. Nederlander and Cohen will reassume their respective positions.

     Mego Financial Corp. is a premier developer of timeshare properties and a provider of consumer financing to purchasers of timeshare interests and land parcels through its wholly-owned subsidiary, Preferred Equities Corporation, established in 1970. Mego Financial is headquartered in Las Vegas, Nevada and has properties it operates under the banner of "Ramada Vacation Suites" in Nevada, New Jersey, Colorado, Florida, Hawaii and Louisiana. Mego Financial also owns Central Nevada Utilities.

     To receive Mego Financial's latest news and other corporate documents visit FRB's website http://www.frbinc.com.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of Mego Financial to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Factors that might cause such a difference, include, but are not limited to those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Mego Financial's Annual Report on Form 10-K for the year ended August 31, 2001, and in documents subsequently filed by Mego Financial Corp. with the Securities and Exchange Commission.

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